Exhibit 10.8

The Hain Celestial Group, Inc.
Worldwide Headquarters
1111 Marcus Avenue • Lake Success, NY 11042-1034 • phone: +1 (516) 587-5000 • fax: +1 (516) 587-0208 • www.hain.com
______________________________________________________________________________________________________________

March 18, 2021

Personal & Confidential
Mr. David Karch
David.Karch@Hain.com

Dear David:

This amended and restated letter of employment sets forth the terms under which you will serve as Executive Vice President and Global Chief Transformation Officer of The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”). You will report directly to Mark Schiller, President and Chief Executive Officer. Please note that your job responsibilities are subject to change as Hain Celestial’s business needs may require.

1.As a condition of your employment, and has already been communicated to you, the Company will require you to work from your personal home office and you will not have a physical place of employment assigned to you. A core portion of your job responsibilities will require you to visit Hain’s production locations internationally. Accordingly, the Company expects you to comply with its policies and procedures around telecommuting for executives and its policies regarding the reimbursement of travel related expenses.

2.Your annual base salary will be $525,000 (less required withholdings and elected deductions) and will be paid in accordance with the Company’s payroll practices.

3.You will continue to be eligible to earn an annual incentive award (the “Annual Incentive Award”) under the terms and conditions of an annual incentive plan to be adopted by the Compensation Committee of the Board of Directors. Your target Annual Incentive Award shall be equal to 85% of your annual base salary. The amount payable to you under the Annual Incentive Award will be determined by the Compensation Committee in its discretion under the terms of the annual incentive plan, and you must be actively employed by the Company at the time of payment.

4.You will continue to be eligible to participate in the Company’s long-term incentive program. Beginning in fiscal year 2022, you will be eligible to receive additional awards under the Company’s long-term incentive program, subject to the terms and conditions of such program and at the level as determined by the Compensation Committee.

5.If Hain Celestial terminates your employment without Cause (as defined below for purposes of this paragraph 5), you will be entitled to receive a severance payment of one (1) times your annual base salary in effect at the time of termination and one (1) times your target Annual Incentive Award for the year in which the termination date occurs, payable (less applicable withholdings) in bi-weekly payments, in accordance with the Company’s payroll practices, following the termination of your employment. Your entitlement to the severance payment will be subject to the execution of a separation agreement and release of claims in a form satisfactory to the Company, including an acknowledgment of the continued effectiveness of your post-employment restrictive covenants and other obligations to the Company. The separation agreement and release of claims will not make the severance payment subject to set-off resulting from any post-separation earnings or a duty to mitigate, nor will it require you to compromise or in any other way accept less than the full entitlements under this letter for a termination without Cause. For purposes of this paragraph 5, “Cause” means the following grounds for termination of employment: (a) you are convicted of a felony or enter a plea of guilty or nolo contendere with respect thereto; (b) your continuous failure to substantially perform your reasonably assigned duties for the Company or any subsidiary (other than a failure resulting from your incapacity due to physical or mental illness), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to you specifying the manner in which you have failed substantially to perform; (c) you engage in actual or attempted theft or embezzlement of Company assets; (d) you engage in conduct that is materially harmful to the public reputation of the Company or any subsidiary, other than conduct required by law or regulation; (e) you engage in any act of dishonesty, fraud, or immoral or disreputable conduct; (f) you engage in willful misconduct in the performance of your duties, or materially violate any Company policy or code of conduct (including, without limitation, with respect to harassment); or (g) you materially breach any covenant or condition of this letter or any other agreement between the parties including without limitation any agreement containing provisions relating to confidentiality, assignment of inventions, non-competition, non-solicitation / non-interference, or non-disparagement, or breach your fiduciary duty to the Company or any subsidiary.

6.If you are not named Chief Operating Officer, or an equivalent mutually agreeable title, of Hain Celestial before December 31, 2021 and you decide to leave the Company within thirty (30) days thereafter, your separation will be considered a termination by the Company without Cause and you will be entitled to receive a severance payment of one (1) times your annual base salary in effect at the time your employment ends and one (1) times your target Annual Incentive Award for the year in which your employment ends, payable (less applicable withholdings) in bi-weekly payments, in accordance with the Company’s payroll practices, following the end of your employment. Your entitlement to the severance payment will be subject to the execution of a separation agreement and release of claims in a form satisfactory to the Company, including an acknowledgment of the continued effectiveness of your post-employment restrictive covenants and other obligations to the Company. The separation agreement and release of claims will not make the severance payment subject to set-off resulting from any post-separation earnings or a duty to mitigate, nor will it require you to compromise or in any other way accept less than the full entitlements under this letter for a termination without Cause.

7.You will remain eligible to participate in our group health insurance benefit plan and the Hain Celestial 401(k) Retirement Plan.

8.You will be entitled to up to four (4) weeks of annual paid vacation and other personal leave in accordance with Company policy, which shall be subject in all respects to the terms and conditions of the Company’s paid time off policies, as may be in effect from time to time.

9.You have advised us that you are not a party to or restricted by an agreement with a previous employer that would interfere with or impair in any way your ability to perform the duties of your position with Hain Celestial as described in this letter. It is a condition of your continued employment with Hain Celestial that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with Hain Celestial. If any previous employer asserts a claim that your employment with Hain Celestial violates any contractual obligations owed by you, or that you have otherwise committed a breach of any contractual or other duty to a previous employer, Hain Celestial may immediately terminate your employment, and such termination will be treated as a termination for cause. In the event of such a claim, Hain Celestial is not obligated to indemnify you for any damages or to provide a defense against such claims.

10.This letter does not constitute a contract of employment or a guarantee that your employment will continue for any period of time or any specific treatment. Your employment with us is “at-will” and is therefore terminable by either Hain Celestial or you without Cause, notice or liability. Your continued employment is subject to, among other things, your satisfactory completion of your job responsibilities and your compliance with Hain Celestial’s policy requirements.

11.This letter and the Company’s obligations hereunder are intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed.

12.This letter supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject, including your offer letter with the Company dated December 15, 2019, provided that this letter shall not supersede or otherwise affect (a) any of your outstanding restricted stock unit or performance share unit awards, (b) the Change in Control Agreement between the Company and you dated as of January 31, 2020 or (c) the Confidentiality, Non-Interference, and Invention Assignment Agreement between the Company and you dated as of January 31, 2020. This letter may not be modified or amended except by a specific, written arrangement signed by you and Hain Celestial's Chief Executive Officer. The terms of this letter shall be governed by New York law.

Please acknowledge your acceptance of these terms by your signature below. Afterwards, kindly return one copy to me and keep one copy for your records.

Sincerely,

/s/ Mark L. Schiller

Mark L. Schiller
President and Chief Executive Officer

Accepted:    /s/ David Karch
David Karch

Date:        3/18/21

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